UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 — Results of Operations and Financial Condition

On March 17, 2014, MELA Sciences, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2013, and that it will hold a conference call to discuss such results. The press release is attached hereto as Exhibit 99.1.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2014, the Board of Directors appointed Samuel Navarro as a director of the Company. Mr. Navarro was appointed to the Board of Directors pursuant to a right granted to Broadfin Capital, LLC (“Broadfin”) to designate one director to the Company’s Board of Directors. As previously disclosed, Broadfin was granted this right in connection with its purchase of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) and warrants (“Warrants”) to purchase shares of the Company’s common stock (the “Series A Preferred Stock Financing”). Broadfin will retain this right so as long as it retains 30% of its investment in the Preferred Stock (or the shares of common stock underlying the Preferred Stock) or holds any Warrants. Mr. Navarro is deemed by the Board to be an independent director.

Mr. Navarro brings a wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the medical device industry. Mr. Navarro is currently Managing Partner at Gravitas Healthcare, LLC. Before Gravitas, Mr. Navarro was Managing Director of Cowen & Co. in New York City and head of their Medical Technology Investment Banking initiatives, leading a team of senior people, and was responsible for building the franchise across all product categories, including M&A/Advisory and financing services and products. Before Cowen & Co., Mr. Navarro spent over four years at The Galleon Group running the Galleon Healthcare Fund as a Senior Portfolio Manager. He was responsible for all health care investments across all sectors, including pharmaceuticals / biopharmaceutical industries, medical technology and hospital supplies, and all areas of healthcare services. Prior to Galleon, Mr. Navarro was Global Head of Healthcare Investment Banking at ING Barings.

Mr. Navarro has also served or serves on the boards of Arstasis, MicroTherapeutics, Jomed, Photomedex and Pixelux Entertainment. Mr. Navarro received an MBA in Finance from The Wharton School at the University of Pennsylvania, a Master of Science in Engineering from Stanford University and a Bachelor of Science in Engineering from The University of Texas at Austin.

Mr. Navarro received options to purchase up to 10,000 of shares of the Company’s common stock at exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest in full on December 5, 2014. In addition, Mr. Navarro entered into the Company’s standard indemnification agreement for directors.

In connection with the Series A Preferred Stock Financing, the Company paid a placement fee to Gravitas Healthcare Partners, LLC, an entity affiliated with at Gravitas Healthcare, LLC, in the amount of $160,000. As a principal of Gravitas Healthcare Partners, LLC, Mr. Navarro’s interest in the fee amounted to approximately $96,000.

In connection with the appointment of Mr. Navarro to the Board, the Company issued a press release on March 14, 2014. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated March 17, 2014

99.2	Press Release, dated March 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: March 17, 2014	By:	/s/ Rose Crane
Rose Crane
Chief Executive Officer